Exhibit 99.2

Filed by Liberty Interactive Corporation

Pursuant to Rule 14a-12

Under the Securities Exchange Act of 1934

Subject Company: Liberty Interactive Corporation

Commission File No. 001-33982

Subject Company: General Communication, Inc.

Commission File No. 000-15279

Excerpts from the Earnings Press Release, Dated November 8, 2017, of Liberty Interactive Corporation

Englewood, Colorado, November 9, 2017 - Liberty Interactive Corporation ("Liberty Interactive") (Nasdaq: QVCA, QVCB, LVNTA, LVNTB) today reported third quarter 2017 results.  Highlights include(1):

. . .

Attributed to Liberty Ventures Group

•	Planned acquisition of General Communication, Inc. (“GCI”) and subsequent split-off of combined company, GCI Liberty, expected to close first quarter 2018
•	Received requisite FCC and Alaskan regulatory approvals on November 8th

. . . said Greg Maffei, Liberty Interactive President and CEO. “We made progress on the acquisition of HSN and expect to close in the fourth quarter. We now expect the acquisition of GCI, split-off of GCI Liberty and creation of two asset-backed stocks, QVC Group and GCI Liberty, to occur in the first quarter of 2018.”

. . .

The transactions between Liberty Interactive and GCI are expected to be completed during the first quarter of 2018, subject to customary closing conditions including, among other things, the requisite shareholder approvals. In June 2017, the Federal Trade Commission granted early termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act. In November 2017, the Regulatory Commission of Alaska and the Federal Communications Commission granted requisite approvals to complete the acquisition.

Forward-Looking Statements

The foregoing earnings release excerpts include certain forward-looking statements, including statements about the proposed acquisition of General Communication, Inc. (“GCI”) by Liberty Interactive and the proposed split-off of Liberty Interactive’s interest in the combined company (“GCI Liberty”) (the “proposed split-off” and together with the proposed acquisition of GCI, the “proposed transactions”), renaming of Liberty Interactive, the timing of the proposed transactions and other matters that are not historical facts. These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, the satisfaction of conditions to the proposed transactions. These forward-looking statements speak only as of the date of the earnings release, and Liberty Interactive expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty Interactive’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Liberty Interactive and GCI, including the most recent Forms 10-K and 10-Q, for additional information about Liberty Interactive and GCI and about the risks and uncertainties related to the business of each of Liberty Interactive and GCI which may affect the statements made in the foregoing excerpts.

Additional Information

Nothing in the foregoing earnings release excerpts shall constitute a solicitation to buy or an offer to sell shares of GCI Liberty, Inc., GCI common stock or any tracking stocks of Liberty Interactive. The offer and issuance of shares in the proposed transactions will only be made pursuant to GCI Liberty’s effective registration statement. Liberty Interactive stockholders, GCI stockholders and other investors are urged to read the registration statement and the joint proxy statement/prospectus regarding the proposed transactions (a preliminary filing of which has been made with the SEC) and any other relevant documents filed with the Securities and Exchange Commission (“SEC”), as well as any amendments or supplements to those documents, because they contain important information about the proposed transactions. Copies of these SEC filings will be available free of charge at the SEC’s website (http://www.sec.gov). Copies of the filings together with the materials incorporated by reference therein will also be available, without charge, by directing a request to Liberty Interactive Corporation, 12300 Liberty Boulevard, Englewood, Colorado 80112, Attention: Investor Relations, Telephone: (720) 875- 5420. GCI investors can access additional information at ir.gci.com.

Participants in a Solicitation

The directors and executive officers of Liberty Interactive and GCI and other persons may be deemed to be participants in the solicitation of proxies in respect of proposals to approve the proposed transactions. Information regarding the directors and executive officers of Liberty Interactive is available in its definitive proxy statement, which was filed with the SEC on April 20, 2017. Information regarding the directors and executive officers of GCI is available as part of its Annual Report on Form 10-K filed with the SEC on March 2, 2017. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be available in the proxy materials regarding the foregoing to be filed with the SEC. Free copies of these documents may be obtained as described in the preceding paragraph.